Exhibit 10.3

TO:	Stephen Quennoz

FROM:	Peggy Fowler

DATE:	May 6, 2008

RE:	Employment Agreement

As we have discussed, in consideration for your excellent management of the Trojan decommissioning matters and the dry cask storage for the spent fuel, PGE is willing to make the following commitment to you under the terms and conditions described below:

The Company will continue to employ you through the end of March, 2013. This commitment does not guarantee that your employment will be in your current position, or at your current rate of pay, but will in any case be at a salary level no lower than that of an EX 17 General Manager, and will be in a position based within a 30 mile radius of the World Trade Center in Portland.

This commitment supersedes any other agreement that you may have had in the past with the Company concerning your employment, and your signature below will acknowledge that the commitment contained in this memorandum is the only enforceable obligation specifically between the Company and yourself concerning your employment from this point forward.

During the period of your employment by the Company, you commit to devote your full business time, energy, and best efforts to the business and affairs of the Company, including but not limited to the satisfactory completion of the Trojan decommissioning and the successful management of the issues related to the dry cask storage of spent fuel. During this time, you will also continue to be the Company’s representative to the Nuclear Regulatory Commission in the Trojan decommissioning process.

While you will retain your right to terminate your employment with the Company at any time, the Company will also retain its right to terminate your employment for cause at any time prior to the end of March 2013. “For cause” in this case means your gross negligence, willful misconduct, or neglect in the performance of the duties and services as an employee of the Company; or your conviction (including by plea of guilty or nolo contendere) of a felony by a trial court; or your violation of any material policy of the Company; or your violation of any federal, state, or local law or regulation in the performance or nonperformance of your duties for the Company.

After March, 2013, should your employment be terminated by the Company, you may be eligible for whatever severance benefits the Company may be offering at that time based on your position at the time of termination if the eligibility requirements of the applicable severance plan are met.

I continue to be pleased with the performance you exhibit in your role of Vice President, Power Supply. Thank you for working hard to make our plant operations and power generation better and better.

/s/ Peggy Fowler	May 6, 2008
Peggy Fowler	Date

Acknowledged and agreed:

/s/ Stephen Quennoz	May 6, 2008
Stephen Quennoz	Date